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                             DESIGNER HOLDINGS LTD.,

                            THE WARNACO GROUP, INC.,

                                       AND

                       IBJ SCHRODER BANK & TRUST COMPANY,
                                   as Trustee

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                          FIRST SUPPLEMENTAL INDENTURE

                           Dated as of March 31, 1998


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                                                                               1

          FIRST SUPPLEMENTAL INDENTURE, dated as of March 31, 1998, among Designer Holdings Ltd., a Delaware corporation (the "Company"), The Warnaco Group, Inc., a Delaware corporation ("Warnaco"), and IBJ Schroder Bank & Trust Company, a New York corporation, as trustee (the "Trustee"). Terms not defined herein shall have the meanings assigned to them in the Indenture (as defined below).

                                 R E C I T A L S

          WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of November 6, 1996 (the "Indenture"), relating to the Company's 6% Convertible Subordinated Debentures due 2016 (the "Securities").

          WHEREAS, on December 12, 1997, a wholly-owned subsidiary of Warnaco was merged with and into the Company with the Company being the surviving corporation in the merger (the "Merger") and each outstanding share of common stock of the Company (other than shares held by Warnaco, Designer Holdings or any of their direct or indirect subsidiaries) was converted into the right to receive 0.324 of a fully paid and nonassessable share of Warnaco Class A Common Stock.

          WHEREAS, Warnaco desires to become jointly and severally liable for and assume all of the obligations of the Company under the Indenture and the Securities.

          WHEREAS, Section 901 of the Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture, without the consent of any Holder, to, among other things, make provision with respect to the conversion rights of Holders pursuant to the requirements of Article Thirteen of the Indenture.

          WHEREAS, the Company and the Trustee have determined that this First Supplemental Indenture complies with Section 901 of the Indenture and does not require the consent of any Holders and, on the basis of the foregoing, the Trustee has determined that this First Supplemental Indenture is in form satisfactory to it.




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                                                                               2

                              W I T N E S S E T H :

          NOW, THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and ratable benefit of the Holders, as follows:

                                    ARTICLE 1
                            ASSUMPTION OF OBLIGATIONS

          Section 1.1. Assumption. Warnaco hereby unconditionally assumes joint and several liability on and after the Effective Date (as defined below) for all of the obligations of the Company under the Indenture and the Securities, including the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on the Securities according to the terms of the Securities and as more fully described in the Indenture. Notwithstanding the foregoing, the Company shall remain obligated under the Indenture and the Securities, in accordance with the terms of the Indenture. "Effective Date" shall mean December 12, 1997.

                                    ARTICLE 2
                         CONVERSION RIGHTS OF HOLDERS IN
                           CONNECTION WITH THE MERGER

          SECTION 2.1. Conversion Rights. The Company, as the surviving corporation of the Merger, and Warnaco hereby provide in accordance with Section 1304 of the Indenture that the Holder of each Security outstanding at the effective time of the Merger shall have the right, during the period such Security shall be convertible as specified in Section 1301 of the Indenture, to convert such Security only into that number of shares of class A common stock, par value $.01 per share, of Warnaco ("Warnaco Common Stock") equal to the product of .324 and the number of shares of Common Stock of the Company into which such Security would have been convertible into immediately prior to the Merger.

                                    ARTICLE 3
                               GENERAL PROVISIONS

          SECTION 3.1. Incorporation of Indenture. All the provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

          SECTION 3.2. Headings. The headings of the Articles and Sections of this First Supplemental Indenture are inserted for convenience of reference and shall not be deemed to be a part thereof.





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                                                                               3
          SECTION 3.3. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          SECTION 3.4. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this First Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

          SECTION 3.5. Successors. All covenants and agreements in this First Supplemental Indenture by the Company and Warnaco shall be binding upon and accrue to benefit of their respective successors. All covenants and agreements in this First Supplemental Indenture by the Trustee shall be binding upon and accrue to the benefit of its successors.

          SECTION 3.6. Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          SECTION 3.7. Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.




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                                                                               4

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this First Supplemental Indenture, as of the date first above written.

                                            DESIGNER HOLDINGS LTD.

                                            /s/ Stanley P. Silverstein
                                            ------------------------------------
                                            By:    Stanley P. Silverstein
                                            Title: Vice President and Secretary
Attest:

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Name:

                                            THE WARNACO GROUP, INC.
                                            /s/ Stanley P. Silverstein
                                            -----------------------------------
                                            By:    Stanley P. Silverstein
                                            Title: Vice President, General

Counsel and Secretary
Attest:

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Name:

                                            IBJ SCHRODER BANK & TRUST COMPANY,
                                            as Trustee

                                            /s/ Robert Radich
                                            ------------------------------------
                                            By:    Robert Radich
                                            Title: Vice President




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